Exhibit 5.1

May 21, 2004

Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803

Ladies and Gentlemen:

        I am familiar with the Registration Statement on Form S-8 (the “S-8 Registration Statement”) to which this opinion is an exhibit, to be filed by Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to a total of 4,185,000 shares (the “Shares”) of the Company’s Common Stock, $.01 par value per share (“Common Stock”), issuable pursuant to (i) the Palomar Medical Technologies, Inc. 2004 Stock Incentive Plan (the “Plan”) and (ii) warrants granted to certain directors (the “Warrants”).

        In arriving at the opinion expressed below, I have examined and relied on the following documents:

(1) the Certificate of Incorporation and By-Laws of the Company, each as amended as of the date the hereof; and

(2) the records of meetings and consents of the Board of Directors and stockholders of the Company;

(3) the S-8 Registration Statement;

(4) the Plan; and

(5) the Warrants.

        In addition, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

        I have assumed that all Shares to be issued upon exercise of options or other rights under the Plan or upon exercise of the Warrants will be issued in accordance with the applicable terms of the such options, rights and warrants and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be greater than or equal to the par value per share of the Shares.

        Based upon and subject to the foregoing, it is my opinion that the Company has corporate power adequate for the issuance of the Shares. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares, and when certificates for the Shares have been duly executed and countersigned and delivered, and against the receipt of the purchase price or other consideration therefor, such shares will be legally issued, fully paid and non-assessable.

        This opinion is to be used only in connection with the offer and sale of the Shares while the S-8 Registration Statement is in effect. Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        I hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Patricia A. Davis
Patricia A. Davis
General Counsel
Palomar Medical Technologies, Inc.